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                                                               Exhibit 99.T3E.5

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                                                                October 15, 1998

To the Holders of
Shares of Common Stock, Par Value $.01
of Cellular Communications of Puerto Rico, Inc.

     Cellular Communications of Puerto Rico, Inc. ("CCPR" or the "Company") is offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the enclosed Offering Circular (the "Offering Circular"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $15.00 principal amount of a new issue of 15% Subordinated Notes due 2008 (the "Notes") in exchange for each share of its Common Stock, par value $.01 share (the "Common Stock"), up to 3,500,000 shares (although the Company may determine to accept a greater or lesser number of shares in accordance with the provisions for modifying the terms of the Exchange Offer and in compliance with applicable law, including Rule 13e-4(f)(1)(ii) of the Securities Exchange Act of 1934, as amended).

     As of October 12, 1998, there were approximately 13,204,000 shares (exclusive of 383,000 treasury shares) of Common Stock outstanding. The Exchange Offer is being made for 3,500,000 shares of Common Stock. If more than 3,500,000 shares of Common Stock are properly tendered prior to the Expiration Date, the Company may accept for exchange 3,500,000 shares from shareholders who properly tender the shares on a pro-rata basis. If the Company modifies the number of shares of Common Stock that it will accept, and more than that number designated by the Company are tendered, the Company may accept for exchange such designated number of shares on a pro-rata basis.

     Please read carefully the Offering Circular and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to Continental Stock Transfer & Trust Company, the Exchange Agent for the Exchange Offer.

     QUESTIONS REGARDING THE TERMS OF THE EXCHANGE OFFER MAY BE DIRECTED TO THE INFORMATION AGENT: D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, (212) 269-5550 or (888) 414-5566.

                                          Very truly yours,

                                          CELLULAR COMMUNICATIONS OF PUERTO
                                          RICO, INC.